Exhibit 4.4

PLAN CONDITIONS

for the Option Rights and the Restricted Share Units

of the Long Term Incentive Plan 2018 of Linde plc (“LTIP 2018”)

Content

Preamble	2
§ 1 Option Beneficiaries, Transfer	3
§ 2 Preconditions for Participation, Self- financed Investment Shares	3
§ 3 Option Rights	5
§ 4 Issue Conditions, Exercise Price	6
§ 5 Restricted Share Units	6
§ 6 Adjustment of Plan Conditions; Termination of Option Rights and Restricted Share Units	7
§ 7 Preconditions for Exercise: Waiting Period and Exercise Period	9
§ 8 Determination of the Number of Exercisable Option Rights and Vested Restricted Share Units in Case of Certain Events	9
§ 9 Exercising Option Rights, Settling Restricted Share Units	10
§ 10 Option Office	12
§ 11 Costs	12
§ 12 Announcements	12
§ 13 Taxes, Charges	12
§ 14 Liability and Risks	13
§ 15 Personal Data	14
§ 16 Concluding Provisions	14
ANNEX to the Linde plc Group Plan Conditions for the LTIP 2018	16
GLOSSARY	21

Preamble

(1)

On June 1, 2017, Linde Aktiengesellschaft, with its registered office in Munich, registered with the commercial register (Handelsregister) of the local court of Munich under registration number HRB 169850, and its legal successor, if any (“Linde AG”, and together with its subsidiaries and affiliated companies the “Linde AG Group”) and Praxair, Inc., a Delaware corporation (“Praxair”), inter alia, entered into a business combination agreement to come together under the newly formed holding company Linde Public Limited Company, registered under the laws of Ireland and with its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland and principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom (“Linde plc”, and together with its subsidiaries and affiliated companies from time to time, the “Linde plc Group”) through an all-stock merger of equals transaction (the underlying business combination agreement of this transaction, as amended from time to time, the “BCA”).

(2)

On August 15, 2017, Linde plc issued a voluntary public takeover offer in the form of an exchange offer to acquire all ordinary bearer shares without par value (auf den Inhaber lautende Stückaktien ohne Nennbetrag) of Linde AG with the ISIN DE 0006483001 to the shareholders of Linde AG, which was accepted by more than 92 % of the outstanding shares (the “Exchange Offer”). Linde AG and Praxair closed the transaction on October 31, 2018 (“Closing Time”, provided that solely in the case of Option Beneficiaries (as defined in § 1 para. 1) who were members of Linde AG’s Executive Board as of October 31, 2018, Closing Time as used in the LTIP 2018 means the time of the effectiveness of the Post-Closing Reorganization, as defined in the BCA).

(3)

Under the Linde Long Term Incentive Plan (2012), authorized at the annual general meeting of Linde AG on May 4, 2012, as implemented from time to time (the “Linde AG LTIP”), Linde AG granted option rights (“Linde AG Option Rights”) and matching share rights (“Linde AG Matching Share Rights”) to the members of the Executive Board (Vorstand) of Linde AG as well as to members of management bodies of its affiliated companies in Germany and abroad and to selected executives of Linde AG and its affiliated companies in Germany and abroad (such Linde AG Option Rights and Linde AG Matching Share Rights, collectively, “Linde AG LTIP Rights”). Those Linde AG LTIP Rights provided for a four-year waiting period and, in the case of Linde AG Option Rights, became exercisable at the earliest four years after they had been issued. Thus, certain of the Linde AG LTIP Rights granted in 2015 (“Tranche 2015”), 2016 (“Tranche 2016”) and 2017 (“Tranche 2017” and together with Tranche 2015 and Tranche 2016, the “Linde AG LTIP Tranches”) were each outstanding and their respective waiting periods had not expired as of immediately prior to the Closing Time (such Linde AG LTIP Rights “Active Linde AG LTIP Rights”).

(4)

Following the Closing Time, Linde AG terminated the Linde AG LTIP as set forth in Section 1.12(a) of the BCA, and as set forth in Sections 1.12(d) and 1.12(e) of the BCA, Linde plc now intends to grant to each person who is in service or employment with a member of the Linde AG Group and has not given or received notice of termination of such service or employment and who held immediately prior to the Closing Time Active Linde AG LTIP Rights which were terminated by Linde AG, a replacement award consisting of Option Rights (as defined in § 3 para. 1) to replace a portion of such person’s terminated Linde AG Option Rights and, if applicable, Restricted Share Units (as defined in § 5 para. 1) to replace a portion of such person’s terminated Linde AG Matching Share Rights. Participants in the Linde AG LTIP have no entitlement to receive replacement awards upon the termination of the Linde AG LTIP. The Linde AG LTIP does not require the rollover or replacement of Linde AG LTIP Rights in the event of a change in control of Linde AG. Thus, the replacement Option Rights and Restricted Share Units are granted by Linde plc on a purely voluntary basis.

(5)

On the basis of the aforesaid, the Option Beneficiaries shall be granted Option Rights and, if applicable, Restricted Share Units relating to ordinary shares of Linde plc, nominal value €0.001 per share (“Linde plc Shares”), on the basis of individual award letters issued by Linde plc (“Award Letters” and each, an “Award Letter”). The following Plan Conditions shall be an integral part of the individual agreements governing the replacement Option Rights and, if applicable, the replacement Restricted Share Units between Linde plc and the respective Option Beneficiary, which come into force upon proper and timely acceptance of the individual Award Letter by the Option Beneficiary.

(6)	The maximum aggregate number of Linde plc Shares that may be delivered pursuant to the Award Letters under the LTIP 2018 shall be 473,128.

(7)

The LTIP 2018 shall be administered by the compensation committee established by the Linde plc Board of Directors (the “Board”), which shall be composed of two or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of any competent exchange on which Linde plc Shares are listed or quoted and Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable laws or rules, the compensation committee shall be composed of two or more directors, all of whom shall be independent directors and all of whom shall meet the independence requirements of any competent exchange on which Linde plc Shares are listed or quoted (the “Committee”). The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of Linde plc the authority to make grants pursuant to the LTIP 2018 to Option Beneficiaries (other than any officer subject to Section 16 of the Exchange Act), and all necessary and appropriate decisions and determinations with respect thereto. The Committee shall have sole and plenary authority to interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the LTIP 2018 and any instrument or agreement relating to, or grant made under, the LTIP 2018 and, subject to applicable law and the rules and regulations of any competent exchange on which Linde plc Shares are listed or quoted, may alter, amend, modify, suspend, or terminate these Plan Conditions and any Award Letter, provided that no such termination, amendment, suspension, or modification shall adversely and materially affect any Option Rights or Restricted Share Units previously granted under these Plan Conditions, without the written consent of the Option Beneficiary holding such Option Rights or Restricted Share Units.

§ 1 Option Beneficiaries, Transfer

(1)

For the purpose of these Plan Conditions, “Option Beneficiaries” are those persons who, immediately prior to the Closing Time, held any Active Linde AG LTIP Rights and who, as of the relevant Issue Date (as defined in § 3 para. 3), a) are in service or employment with a member of Linde AG Group, b) have not given or received notice of termination of such service or employment, and c) have received an Award Letter to reflect the replacement of the portion of such person’s Active Linde AG LTIP Rights with Option Rights and, if applicable, Restricted Share Units.

(2)

The Option Rights and the Restricted Share Units shall not be transferable nor shall they be used as collateral. Any purported transfer of Option Rights or Restricted Share Units or their use as collateral shall result in the immediate lapse of the Option Rights or Restricted Share Units without replacement or compensation.

(3)

Granting of Option Rights and, if applicable, Restricted Share Units and the delivery of Linde plc Shares in settlement of Option Rights and, if applicable, Restricted Share Units is made on a purely voluntary basis by Linde plc. Even the repeated granting of Option Rights, Restricted Share Units, Linde plc Shares or similar or comparable benefits under the LTIP 2018 or other incentive plans does not create any entitlement to further Option Rights, Restricted Share Units, Linde plc Shares or similar or comparable benefits in the future.

§ 2 Preconditions for Participation, Self-financed Investment Shares

(1)

Preconditions to the participation in the LTIP 2018 by an Option Beneficiary are a) the acceptance by the Option Beneficiary of the Option Rights and, if applicable, Restricted Share Units, as well as the consent of the Option Beneficiary to these Plan Conditions and b) the maintenance of a separate securities account by the Option Beneficiary (the “LTIP 2018 Securities Account”) during the term of the LTIP 2018 with an account bank or other entity nominated and engaged by Linde plc for the purpose of administration of the LTIP 2018 (the “Account Bank”) or as otherwise permitted by Linde plc from time to time. In addition to the LTIP 2018 Securities Account, the Account Bank shall open, and maintain during the term of the LTIP 2018, a clearing account relating to the LTIP 2018 Securities Account for the Option Beneficiaries (the “LTIP 2018 Clearing Account”). Those Option Beneficiaries who already have (i) a clearing account with the Account Bank may use their existing clearing account as their LTIP 2018 Clearing Account and/or (ii) a separate securities account with the Account Bank may use their existing separate securities account as their LTIP 2018 Securities Account.

(2)

For Option Beneficiaries who belonged to Linde Band 5 and higher of Linde AG Group on the issue date of the respective Linde AG LTIP Tranche, the participation in the LTIP 2018 with regard to the replacement of the portion of the respective Option Beneficiary’s Active Linde AG LTIP Rights under the respective Linde

AG LTIP Tranche further requires a self-financed investment in a specified number of Linde plc Shares (the “Self-financed Investment Shares”). The number of Self-financed Investment Shares to be held, subject to an adjustment pursuant to § 6 para. 2, shall be notified to the respective Option Beneficiary by way of the Award Letter or in a separate communication. The Option Beneficiaries shall be obliged to transfer the Self-financed Investment Shares to their LTIP 2018 Securities Account. Except as set forth in § 2 para. 5 or determined pursuant to § 6 para. 6, the Self-financed Investment Shares shall be locked-up until the expiry of the respective Waiting Period (as defined in § 7 para. 1) and may not be sold or otherwise transferred by the Option Beneficiary during such period. The self-financed investment in Linde plc Shares shall be made within four months following the Issue Date (the “Investment Period”) and the Self-financed Investment Shares shall be transferred to the Option Beneficiary’s LTIP 2018 Securities Account during the Investment Period. Any and all shareholder rights of the Option Beneficiaries pertaining to the Self-financed Investment Shares held during the Waiting Period shall also exist during the Waiting Period, and the Self-financed Investment Shares shall in particular be entitled to dividends, if any, paid during the Waiting Period. Dividend payments on Self-financed Investment Shares shall be credited to the LTIP 2018 Clearing Account, and the Option Beneficiary shall be entitled to freely dispose of such credits at any time at his/her own discretion.

(3)

For Option Beneficiaries who belonged to Linde Band 4 of Linde AG Group on the issue date of the respective Linde AG LTIP Tranche, in order to continue to hold Restricted Share Units granted in replacement of the portion of the respective Option Beneficiary’s Linde AG Matching Share Rights granted under the respective Linde AG LTIP Tranche for the duration of the applicable Waiting Period, they must make a voluntary investment in Self-financed Investment Shares no later than the end of the Investment Period, provided that for these Option Beneficiaries, the self-financed investment shall not be a precondition for the participation in the LTIP 2018 nor a precondition for the granting of Option Rights. The number of voluntarily acquirable Self-financed Investment Shares for which Restricted Share Units shall be granted shall be notified to the respective Option Beneficiary by way of the Award Letter or in a separate communication. In the event the Option Beneficiary voluntarily acquires Self-financed Investment Shares, the self-financed investment in Linde plc Shares shall be made and the Self-financed Investment Shares shall be transferred to such Option Beneficiary’s LTIP 2018 Securities Account within the Investment Period. Except as otherwise stated in this para. 3, § 2 para. 2 shall apply accordingly.

(4)

To make the self-financed investment under the LTIP 2018, the Option Beneficiary may use a portfolio of Linde plc Shares already held by him/her, e.g., Linde plc Shares received in connection with the Exchange Offer, unless such Linde plc Shares are already locked-up for the purposes of another stock option plan of Linde plc Group or other forms of remuneration or are otherwise a precondition to the granting and/or the continuity of such forms of remuneration. In such case, the respective number of Linde plc Shares shall be transferred to the LTIP 2018 Securities Account within the Investment Period.

(5)

In the event of a termination of the Option Beneficiary’s employment or service contract under circumstances described in § 8 para. 2 a) and c), 3, 5 (in conjunction with para. 2 a) only) and 6, the Option Beneficiary will no longer be required to hold any Self-financed Investment Shares and may freely dispose of these Linde plc Shares as of such time.

(6)

An Option Beneficiary who has made a self-financed investment shall be obliged to comply with regular certification of holdings in accordance with the Linde plc policies and procedures as may be in effect from time to time and, at any time upon request of Linde plc, to provide evidence of the Option Beneficiary’s self-financed investment by submitting a bank statement showing the Self-financed Investment Shares relating to the self-financed investment. The certification documentation or bank statement shall confirm that the Self-financed Investment Shares were held by the Option Beneficiary from the day following the expiry of the Investment Period until the date of expiry of the Waiting Period, respectively, as of which date the certification documentation or bank statement shall be prepared. Notwithstanding the aforementioned, Linde plc may decide that the Account Bank shall grant Linde plc sight of the LTIP 2018 Securities Account and, if necessary, provide further information relating thereto. In particular, the Account Bank shall inform Linde plc if it becomes aware of a disposition by any Option Beneficiary of Self-financed Investment Shares before the expiry of the Waiting Period. To the extent it becomes aware thereof, the Account Bank shall further inform Linde plc about any third party enforcement measures with respect to the LTIP 2018 Securities Account. The Account Bank shall, in its account documentation, obtain the consent of the Option Beneficiary to the actions contemplated in this paragraph.

(7)

The Self-financed Investment Shares shall be transferred to the LTIP 2018 Securities Account free of any third party rights. The Option Beneficiary shall neither pledge the Self-financed Investment Shares nor shall he/she enter into any hedging arrangements or back-to-back-transactions by which the price risk pertaining to the Self-financed Investment Shares is fully or partially economically hedged. The Option Beneficiary shall further neither grant any sub-participations or interests in the Self-financed Investment Shares nor agree to any trust relationship relating to Self-financed Investment Shares in which the Option Beneficiary acts as a trustee. The Self-financed Investment Shares shall be subject to any Linde plc policy regarding share ownership, hedging and/or pledging as may be applicable to the Option Beneficiary from time to time.

(8)

If the Option Beneficiary does not comply with his/her obligations in relation to the Self-financed Investment Shares pursuant to § 2 para. 2 to 7, any and all Option Rights and Restricted Share Units of the Option Beneficiary shall lapse without replacement or compensation, provided that in the case of Option Beneficiaries who belonged to Linde Band 4 of Linde AG Group on the issue date of the respective Linde AG LTIP Tranche, this forfeiture provision shall apply solely to Restricted Share Units granted in replacement of the respective Option Beneficiary’s Linde AG Matching Share Rights granted under the respective Linde AG LTIP Tranche and not to Option Rights.

(9)

In acquiring Self-financed Investment Shares the respective Option Beneficiary shall ensure that he/she does not violate insider trading restrictions imposed by mandatory law or the rules of any stock exchange or by Linde plc, from time to time (“Dealing Restrictions”). If an Option Beneficiary for this reason is not allowed to make the self-financed investment within the Investment Period, the Investment Period shall be extended by that period during which the Dealing Restrictions prohibit such acquisition. In these cases, the end of the Investment Period shall be announced by Linde plc. If the acquisition and/or the holding of Self-financed Investment Shares by the Option Beneficiary is, or becomes, prohibited pursuant to the Dealing Restrictions or any other legal requirements or if the satisfaction of the Dealing Restrictions or any other legal requirements in connection with the Self-financed Investment Shares requires disproportionate efforts by Linde plc and/or the Option Beneficiary, e.g., the preparation of a prospectus or the involvement of an intermediate, Linde plc shall, with respect to the respective Option Beneficiary, be entitled to waive the self-financed investment as a precondition to such Option Beneficiary’s participation in the LTIP 2018. In such case, Linde plc may enter into an agreement with the respective Option Beneficiary on an individual basis.

§ 3 Option Rights

(1)	Linde plc grants replacement option rights to Option Beneficiaries, which confer the right to subscribe for Linde plc Shares as set forth in these Plan Conditions (“Option Rights”).

(2)

Linde plc grants to each Option Beneficiary an award of Option Rights with respect to a number of Linde plc Shares equal to the number set forth in the Option Beneficiary’s Award Letter or in a separate communication. The Award Letter or the separate communication also specifies the respective Elapsed Months and Waiting Periods (both as defined in § 7 para. 1) for the relevant Option Rights.

(3)	The Option Rights are deemed to be issued on the date specified in the Option Beneficiary’s Award Letter (“Issue Date”).

(4)

The maximum term of the Option Rights shall amount to the period of five years less the number of Elapsed Months, measured from the Issue Date, subject to the earlier lapse of the Option Rights pursuant to these Plan Conditions.

(5)	Option Rights which are not exercised or could not be exercised by the end of the term shall lapse without replacement or compensation.

§ 4 Issue Conditions, Exercise Price

(1)

Each Option Right shall entitle the Option Beneficiary to subscribe for one share of Linde plc (“Option Ratio”) at the Exercise Price pursuant to these Plan Conditions. The “Exercise Price” shall be EUR 1.67.

(2)	Linde plc may, at its sole discretion at any time prior to the Exercise Period (as defined in § 7 para. 2), choose to either

a)	deliver either newly issued Linde plc Shares or treasury Linde plc Shares, or

b)

fulfill the obligation to deliver Linde plc Shares by making a cash payment to the Option Beneficiary, in which case no Exercise Price according to § 4 para. 1 shall be due, in an amount per Linde plc Share equal to the excess of (i) the closing price of a Linde plc Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange on the Exercise Date (as defined in § 9 para. 4) over (ii) the Exercise Price (“Cash Compensation”). Linde plc may, at its sole discretion, choose whether to make the payment of the Cash Compensation to the LTIP 2018 Clearing Account or to any other account of the respective Option Beneficiary.

The decision to fulfill the obligation to deliver Linde plc Shares by making a cash payment to the Option Beneficiary according to § 4 para. 2 b) shall be announced to the Option Beneficiaries in the form as set forth in § 12 prior to the start of the Option Rights’ respective Exercise Period.

(3)

Linde plc Shares issued or transferred from treasury following the exercise of Option Rights shall rank equally in all respects with all other Linde plc Shares then in issue, save that they will not rank for any voting, dividend or other rights attaching to Linde plc Shares by reference to a record date preceding the date of their issue or transfer from treasury.

§ 5 Restricted Share Units

(1)

Linde plc grants, if applicable, replacement restricted share units to certain Option Beneficiaries, that represent an unfunded and unsecured promise to deliver Linde plc Shares to such Option Beneficiaries as set forth in these Plan Conditions (“Restricted Share Units”).

(2)

Linde plc grants to each Option Beneficiary who, immediately prior to the Closing Time, held Linde AG Matching Share Rights an award of Restricted Share Units with respect to a number of Linde plc Shares equal to the number set forth in the Option Beneficiary’s Award Letter or in a separate communication. The Award Letter or the separate communication also specifies the respective Elapsed Months and Waiting Periods for the relevant Restricted Share Units.

(3)	The Restricted Share Units are deemed to be issued on the Issue Date.

(4)

If the following conditions are satisfied, the Restricted Share Units shall vest at the end of the Waiting Period and Linde plc shall, in accordance with the following conditions and, subject to an adjustment pursuant to § 6 para. 5, deliver to the Option Beneficiary one Linde plc Share in respect of each Restricted Share Unit that so vests:

a)

the Self-financed Investment Shares have been transferred into the LTIP 2018 Securities Account in accordance with the provisions set forth in § 2 para. 2 or 3, as applicable, above within the Investment Period,

b)	the Option Beneficiary has not violated the provisions under § 2 para. 4 to 7,

c)

the Self-financed Investment Shares have been held in the LTIP 2018 Securities Account by the Option Beneficiary permanently from the end of the Investment Period until the end of the Waiting Period except as provided for in § 2 para. 5,

d)

at the end of the Waiting Period, the respective Option Beneficiary has an employment or service contract with Linde plc or any member of the Linde plc Group which has not been terminated. If the employment or service contract is terminated prior to the expiry of the Waiting Period, § 8 shall apply to the Restricted Share Units mutatis mutandis, and

e)

if the Linde plc Shares to be delivered to the Option Beneficiary are newly issued Linde plc Shares, the Option Beneficiary will have paid to Linde plc, or made arrangements satisfactory to Linde plc to procure the payment of, the nominal value of the Linde plc Shares to be issued, in cash.

(5)

For the fulfillment of its obligations under the Restricted Share Units, Linde plc intends to use either newly issued Linde plc Shares or treasury Linde plc Shares. However, Linde plc shall, instead of delivering Linde plc Shares, be entitled to make a cash payment to the respective Option Beneficiary the amount of which shall be equal to the product of the number of Linde plc Shares to be delivered to the Option Beneficiary and the average of the closing prices of a Linde plc Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange within the last 60 trading days of the Waiting Period.

(6)

Linde plc Shares issued or transferred from treasury to settle Restricted Share Units shall rank equally in all respects with all other Linde plc Shares then in issue, save that they shall not rank for any voting, dividend or other rights attaching to Linde plc Shares by reference to a record date preceding the date of their issue or transfer from treasury.

§ 6 Adjustment of Plan Conditions; Termination of Option Rights and Restricted Share Units

(1)

In the event of (a) a variation or reduction in the share capital of Linde plc or (b) a demerger, delisting, special dividend or other similar event, Linde plc may adjust the Option Ratio and/or the Exercise Price to avoid or minimize any alteration of the economic value of the Option Rights, provided always that the adjusted Exercise Price shall in all cases be no lower than the nominal value per Linde plc Share.[1]

(2)

The number of Linde plc Shares to be held as Self-financed Investment Shares pursuant to § 2 para. 2 or 3, as applicable, and the maximum aggregate number of Linde plc Shares specified in paragraph 6 of the Preamble, shall be adjusted in the same manner as any adjustment made to the Option Ratio pursuant to § 6 para. 1.

(3)

The adjustment pursuant to § 6 para. 1 and 2 shall be calculated by Linde plc. Linde plc shall announce the adjusted Option Ratio and/or adjusted Exercise Price, the adjusted number of Self-financed Investment Shares, the adjusted maximum aggregate number of Linde plc Shares and the reference date from which the adjusted Option Ratio and/or adjusted Exercise Price shall apply, in accordance with the form set forth in § 12.

(4)

Fractions of Linde plc Shares shall not be delivered. In the event that the aforementioned adjustment results in fractions of Linde plc Shares, the number of Linde plc Shares subject to Option Rights shall be determined by rounding based on commercial principles. Fractions of Linde plc Shares not taken into account shall neither be compensated in cash nor otherwise.

(5)

The provisions of this § 6 para. 1 through 4 shall apply to Restricted Share Units mutatis mutandis provided that the number of Self-financed Investment Shares that must be held in respect of Restricted Share Units shall be adjusted in the same ratio as the Option Ratio pursuant to § 6 para. 1, regardless of the number of Linde plc Shares the Option Beneficiary holds as self-financed investment.

[1]

Note to Linde Accounting: Under U.S. GAAP, in order to avoid incremental charges, certain adjustments are typically mandatory (with the manner of adjustment determined by the committee that administers the LTIP).

(6)

In the event that a Change in Control (as defined in the Annex) occurs or is about to occur, Linde plc shall determine that one or more of the following actions shall apply to outstanding Option Rights and Restricted Share Units, without the consent of the Option Beneficiary (save as required by applicable law), contingent upon the Change in Control becoming effective in accordance with its terms:

a)	If Linde plc is the surviving entity, Option Rights and/or Restricted Share Units shall continue in effect, subject to such adjustments to

•	the Option Ratio and/or the Exercise Price,

•	the number of Linde plc Shares to be held as Self-financed Investment Shares pursuant to § 2 para. 2 or 3, as applicable,

•	the maximum aggregate number of Linde plc Shares specified in paragraph (6) of the Preamble, and

•	the number of Linde plc Shares subject to a Restricted Share Unit as Linde plc shall determine are appropriate to account for the Change in Control, and otherwise in accordance with the terms of such Option Rights and/or Restricted Share Units;

b)	Options Rights, to the extent not fully exercisable, shall become exercisable in full or in part;

c)	Restricted Share Units, to the extent not vested and/or settled in full, shall vest in full or in part and be settled;

d)

Option Rights having an Exercise Price equal to or greater than the value of the consideration payable for a Linde plc Share in the Change in Control shall be cancelled, without payment to the Option Beneficiary of consideration;

e)

Option Rights and/or Restricted Share Units shall be cancelled in consideration of one or more payments to the Option Beneficiary per Linde plc Share subject to such Option Rights or Restricted Share Units, from Linde plc or the acquiring entity or its parent company, in cash and/or securities and/or other consideration, equivalent in value, in respect of Option Rights, to the amount by which the price payable for a Linde plc Share in the Change in Control exceeds the Exercise Price and in respect of Restricted Share Units, to the price payable for a Linde plc Share in the Change in Control;

f)	Option Beneficiaries shall be given an opportunity to exercise Option Rights within a specified period, failing which such Option Rights shall lapse without replacement or compensation;

g)

Option Rights and/or Restricted Share Units shall be assumed by the acquiring entity (or a parent or subsidiary of such entity) and converted into, or cancelled and replaced with, an equivalent award in respect of such entity’s shares;

h)	Option Rights and/or Restricted Share Units shall continue in effect in accordance with their terms;

i)

Self-financed Investment Shares held by an Option Beneficiary shall be released from lock-up in whole or in part, and such released Self-financed Investment Shares may be sold or transferred by the Option Beneficiary; or

j)

any other action that Linde plc determines is equitable and substantially delivers or preserves the economic value of the Option Right or Restricted Share Unit, having regard to the terms of the Option Right or Restricted Share Unit and the terms of the Change in Control.

Any such action shall take effect as of the time the Change in Control becomes effective in accordance with its terms or such other date as Linde plc determines.

Linde plc is not obliged to take the same action or actions with respect to all Option Rights and Restricted Share Units or with respect to all Option Beneficiaries.

Linde plc shall have full and final authority to determine conclusively whether a Change in Control has occurred pursuant to these Plan Conditions, the date the Change in Control becomes effective and any incidental matters relating thereto.

§ 7 Preconditions for Exercise: Waiting Period and Exercise Period

(1)

Subject to § 6 para. 6, the Option Rights may be exercised at the earliest on the fourth anniversary of the Issue Date less the respective Elapsed Months (“Waiting Period”). The “Elapsed Months” is the number of months commencing with the first full calendar month after the date on which Tranches 2015, 2016 and 2017 were granted, respectively, up to and including the full calendar month of the Issue Date.

(2)

The Option Rights may be exercised within the period of twelve months after the end of the Waiting Period (“Exercise Period”). Unless otherwise determined by the Committee, the Option Beneficiaries may not exercise the Option Rights during the following “Lock-up Periods”: three weeks before and until one day after the publication of quarterly results or results for the first six months, the last two weeks before the end of a financial year until one day after the publication of the results of the respective financial year, the period starting 14 weeks before until the third Banking Day after the annual general meeting of Linde plc and such other lock-up period(s) determined by Linde plc from time to time. The periods between these Lock-up Periods during which the Option Beneficiary may exercise the Option Rights are the “Exercise Times”. “Banking Day” is any day, other than Saturday and Sunday, on which banks are open for general business in Frankfurt am Main, Germany.

(3)

Regardless of the aforementioned Lock-up Periods, the Option Beneficiaries shall obey any potential statutory or mandatory law or the rules of any stock exchange or Linde plc internal prohibitions or guidelines (in particular with respect to the Dealing Restrictions) when exercising the Option Rights.

§ 8 Determination of the Number of Exercisable Option Rights and Vested Restricted Share Units in Case of Certain Events

(1)

Except as set forth in § 8 para. 2 and determined on the basis of § 6 para. 6, Option Rights may only be exercised if the Option Beneficiary is in service or employment with Linde plc or any member of the Linde plc Group at the time of exercise and notice of termination has not been given by either party with regard to the service or employment agreement. Apart from any specific exemption set forth in these Plan Conditions, Option Rights which may not be exercised pursuant to sentence 1 shall lapse without replacement or compensation regardless of the reason for such termination (including death).

(2)	The Option Rights shall not lapse, if

a)

the termination of the employment or service contract is brought about by Linde plc or by a member of the Linde plc Group without cause (in particular in the event of termination for economic reasons, transfer of operations to another legal entity, take-over of Linde plc or sale of shareholdings). This also applies if the Option Beneficiary personally terminates his/her employment relationship or service contract pursuant to its terms following a transfer of operations to another legal entity or a sale of shareholdings,

b)	the Option Beneficiary changes his/her employment relationship or service contract from a member of the Linde plc Group to Linde plc or another member of the Linde plc Group, or

c)	the Option Beneficiary

•

retires, i.e., termination of his/her occupation for reasons of old-age (retirement age under the statutory pension scheme, Regelaltersgrenze in der gesetzlichen Rentenversicherung, or equivalent provision under applicable local law), or

•

suffers a permanent partial or complete reduction in earning capacity (teilweise oder volle Erwerbsminderung) (§ 43 German Social Security Statute VI, SGB VI, or equivalent provision under applicable local law), it being understood that a reduction in earning capacity shall be regarded as permanent if such reduction in earning capacity lasts at least six months.

(3)

In the event of the Option Beneficiary’s death, Linde plc shall pay the person(s) entitled to exercise the deceased Option Beneficiary’s property rights a cash compensation for the Option Rights which have lapsed in accordance with the following provisions (“Heirs’ Compensation”):

a)

In the event of the Option Beneficiary’s death prior to the expiry of the Waiting Period, the amount of the Heirs’ Compensation shall be equal to (i) the product of the number of Option Rights held by the Option Beneficiary immediately prior to death and the average of the closing prices of a Linde plc Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange within the first ten stock exchange trading days of the Exercise Period, less (ii) the product of the Exercise Price and the number of Option Rights held by the Option Beneficiary immediately prior to death.

b)

In the event of the Option Beneficiary’s death after the expiry of the Waiting Period but within the Exercise Period and prior to exercise of Option Rights, the amount of the Heirs’ Compensation shall be equal to (i) the product of the number of Option Rights held by the Option Beneficiary immediately prior to death and the average closing prices of a Linde plc Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange within such Exercise Time in which the Option Beneficiary dies or, in case the Option Beneficiary dies within a Lock-up Period, within such Exercise Time which follows the respective Lock-up Period, less (ii) the product of the Exercise Price and the number of Option Rights held by the Option Beneficiary immediately prior to death.

(4)

If the employment or service contract of the Option Beneficiary terminates prior to the expiry of a Waiting Period due to any of the events mentioned in § 8 para. 2, the Waiting Period shall not expire on the date of termination of the employment or service contract of the Option Beneficiary and, instead, the Option Rights shall become fully exercisable at the end of the Waiting Period as if the Option Beneficiary’s employment or service contract had not terminated.

(5)

In the event the employment or service contract is terminated by way of a severance agreement, the Option Rights shall lapse without replacement or compensation unless the severance agreement shall replace a termination of the employment or service contract due to one of the reasons mentioned in § 8 para. 2 a) and b). If the Option Rights do not lapse pursuant to § 8 para. 2 a) and b), the terms of § 8 para. 4 shall apply mutatis mutandis.

(6)

The provisions of § 8 para. 1 through 5 shall apply mutatis mutandis to Restricted Share Units that are outstanding as of the date of termination of employment or service. Upon expiry of the Waiting Period in respect of Restricted Share Units, as set forth in § 8 para. 2, 3 and 4, such Restricted Share Units shall be settled, pursuant to § 9 para. 6.

§ 9 Exercising Option Rights, Settling Restricted Share Units

(1)	The Exercise Notice (as defined in § 9 para. 2) may be submitted from the beginning of the Exercise Period with effect as of the respective Exercise Date (as defined in § 9 para. 4).

(2)

In order to exercise Option Rights, the Option Beneficiaries must submit to Linde plc an electronic exercise notice using the pre-printed forms available on the website for the LTIP 2018 or otherwise made available to the Option Beneficiaries (“Exercise Notice”). All Option Rights which may be exercised in a specific Exercise Period may only be exercised once in accordance with the provisions above. With the Exercise Notice the Option Office (as defined in § 10), to the extent provided in the forms available from Linde plc, is authorized by the Option Beneficiary – by means of exemption from the legal restrictions of self-dealing (§ 181 German Civil Code) – to make the necessary statements and actions to subscribe for the newly issued Linde plc Shares respectively and/or acquire treasury shares of Linde plc (should Linde plc choose to deliver treasury Linde plc Shares pursuant to § 4 para. 2 a) in its own name, but for the account of the Option Beneficiary. The Exercise Notice may also be submitted in writing or by fax to the address or fax number designated by Linde plc, or in such other manner as provided by Linde plc from time to time. In the event of an exercise in writing or by fax, the receipt of the fax or the respective letter by the Option Office shall be decisive for the timely exercise within the meaning of § 9 para. 4 a).

(3)	In submitting the Exercise Notice the Option Beneficiary may choose one of the following alternatives:

a)	“Exercise and Hold”: exercising the Option Rights in order to acquire and transfer the Linde plc Shares into the LTIP 2018 Securities Account;

b)

“Exercise and Sell”: exercising the Option Rights with the instruction to the Option Office to sell all Linde plc Shares on behalf of the Option Beneficiary on the stock exchange without limit at the best possible price; or

c)

“Exercise and Sell to Cover”: exercising the Option Rights with the instruction to the Option Office to sell as many Linde plc Shares on behalf of the Option Beneficiary on the stock exchange without limit at the best possible price as necessary to cover (i) the Exercise Price for all Linde plc Shares, (ii) all charges and costs arising from, or becoming payable due to, the exercising of the Option Rights or this instruction, and (iii) the advance payment on taxes and other charges (as described in § 9 para. 4) and to transfer the remaining Linde plc Shares into the LTIP 2018 Securities Account.

With regard to the exercise alternatives of “Exercise and Sell” and “Exercise and Sell to Cover”, it should be noted that the Option Office shall firstly sell the Linde plc Shares which were initially placed into the account and shall lastly sell the Linde plc Shares which were lastly placed into the account.

(4)	An exercise of Option Rights shall take effect on the Banking Day on which the following conditions have been fulfilled by 11:00 am (Frankfurt am Main, Germany, local time):

a)	the Exercise Notice has been received by the Option Office; and

b)	only with respect to the alternative “Exercise and Hold”, an amount designated on the website for the LTIP 2018 comprising;

(i)	the Exercise Price for all Linde plc Shares to be acquired by the Option Beneficiary, unless Linde plc decided to choose the exercise alternative pursuant to § 4 para. 2 b),

(ii)	all costs and charges which become payable upon exercise of the Option Rights, and

(iii)	the advance payment on taxes and other charges (as described in § 13 para. 5), if applicable in the respective country,

has been paid to Linde plc (“Exercise Date”). Linde plc may, in its sole discretion, require that the Option Beneficiary satisfy such payment by crediting the amount described in b) above to the account of the Option Beneficiary with the Account Bank, in which case the Option Beneficiary explicitly agrees that the amount described in b) above may be debited from his account with the Account Bank by the Option Office.

(5)

If the Option Beneficiary does not choose the exercise alternative “Exercise and Sell”, the Linde plc Shares to be delivered with respect to the exercise of the Option Rights shall be credited to the LTIP 2018 Securities Account of the Option Beneficiary as soon as possible after the Exercise Notice becomes effective, generally within five Banking Days. Linde plc may make arrangements with the Option Office to have the Option Office, with respect to the exercise alternatives “Exercise and Sell” and “Exercise and Sell to Cover”, pre-fund the Exercise Price for the account of the Option Beneficiary and deduct a) the prefunded Exercise Price, b) any costs and charges and c) the advance payment on taxes and other charges (as described in § 9 para. 4 b) (ii) and (iii)) from the proceeds upon sale of the Linde plc Shares for the account of the Option Beneficiary and pass on the advance payment on taxes and other charges (as described in § 9 para. 4 b) (iii)) to Linde plc or the employer of the Option Beneficiary. The Option Beneficiary hereby agrees to such procedure and to such other reasonable procedures for the payment of the Exercise Price and the amounts described in b) and c) above as Linde plc may implement from time to time.

(6)

In respect of Restricted Share Units, Linde plc Shares shall be credited to the Option Beneficiary’s LTIP 2018 Securities Account automatically within ten (10) Banking Days after expiry of the Waiting Period if the requirements of § 5 para. 4 are met; an exercise of the Restricted Share Units is not required. If Linde plc decides to pay a cash compensation pursuant to § 5 para. 5 instead of delivering Linde plc Shares, this amount shall be automatically transferred to the Option Beneficiary with the next practicable payroll which the Option Beneficiary receives from Linde plc Group.

§ 10 Option Office

Linde plc is entitled to appoint at any time at its own choice employees of Linde plc or a member of the Linde plc Group, a credit institute, a specialist share/option plan administrator or an accounting firm as Linde plc’s option office (“Option Office”). Notwithstanding any other functions the Option Office may otherwise have or exercise in relation to Linde plc or a member of Linde plc Group, for the purposes of these Plan Conditions the Option Office acts exclusively for the Option Beneficiary in exercising such Option Beneficiary’s Option Rights. The liability of the Option Office is limited, however, to gross negligence and willful misconduct, provided that this does not relate to those main obligations which are essential for the fulfillment of these Plan Conditions (Kardinalpflichten).

§ 11 Costs

The Option Beneficiary bears the transaction costs arising out of the exercising of Option Rights and settlement of Restricted Share Units, including any exercise commission, any costs of selling the Linde plc Shares as well as any costs for his/her LTIP 2018 Securities Account. Linde plc bears its internal costs.

§ 12 Announcements

(1)

Announcements and statements by Linde plc concerning these Plan Conditions will be sent to the Option Beneficiaries by means of electronic data transmission. In exceptional cases the statements may be sent in writing or by fax as well.

(2)

All statements by the Option Beneficiary concerning the Option Rights or the Restricted Share Units must be made in the German or English language by means of electronic data transmission (email) vis-à-vis Linde plc to the (email) address of Linde plc mentioned in the Award Letter, even if addressed to the Option Office. The statements may be made in writing or by fax as well.

(3)

The Option Beneficiary is well aware of the risks related to the transmission via fax or electronic data transmission, in particular the possible technical failure of the transmission and the risk of misuse as a result of lack of an original signature. The decision to use fax or electronic data transmission is solely with the Option Beneficiary. All risks related thereto are therefore borne by the Option Beneficiary.

§ 13 Taxes, Charges

(1)

Any taxes, social security contributions or other expenses and public charges which accrue to the Option Beneficiary in conjunction with the grant, exercise, vesting or settlement of Option Rights, the grant, vesting or settlement of Restricted Share Units and the delivery of cash or Linde plc Shares in connection therewith are to be borne by the Option Beneficiary. The same applies if Linde plc chooses to satisfy and/or settle Option Rights or Restricted Share Units by way of Cash Compensation or a cash payment made in connection with a Change in Control.

(2)

In case the Option Beneficiary is obliged to pay taxes in Germany, the income tax and any other taxes and compulsory social security contributions on the non-cash benefit obtained by the Option Beneficiary from granting or exercising of Option Rights and granting or settlement of Restricted Share Units will be retained from the payments to the Option Beneficiary in accordance with legal provisions applicable from time to time (“Withholding of Income Tax”) except to the extent due to the exercising alternative chosen by the Option Beneficiary (§ 9 para. 3), an advance payment on taxes and other charges has already been made. This may lead to a complete reduction of the payments to the Option Beneficiary in a certain month. If the Withholding of Income Tax exceeds the payments to the Option Beneficiary from which taxes and other charges may be withheld, the Option Beneficiary shall pay the excess to Linde plc or, in the sole discretion of Linde plc, Linde plc or the employing company may debit the difference by means of a direct debit from the Option Beneficiary’s payment account subject to sufficient prior written notification. In this case, the Option Beneficiary must ensure that the account has sufficient funds, otherwise a notification on the insufficient payment will be sent to the competent revenue authorities of taxes and charges.

(3)

In case of Option Beneficiaries who are subject to tax outside of Germany, Linde plc or any employing company may deduct or withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation, social security or other charges in respect of the Option Rights, the Restricted Share Units, and the Linde plc Shares delivered upon exercising the Option Rights and settling the Restricted Share Units unless, due to the exercising alternative chosen by the Option Beneficiary (§ 9 para. 3), an advance payment on taxes and other charges has already been made. These arrangements may include the withholding of the payments to the Option Beneficiary, the sale of any Linde plc Shares, or in the case of Cash Compensation, a deduction from that payment, unless the Option Beneficiary discharges his/her respective liability to pay taxes, social security contributions or other charges himself or herself, and provides evidence thereof, to the satisfaction of Linde plc or the employing company.

(4)

To the extent an advance payment on taxes and other charges due to the exercising alternative chosen by the Option Beneficiary (§ 9 para. 3) exceeds the amount to be withheld pursuant to § 13 para. 2 or 3, the Option Beneficiary shall be reimbursed for the excess amount by Linde plc or the employing company via his/her payments account.

(5)

The advance payment on taxes and other charges shall be calculated by multiplying the number of Linde plc Shares subscribed for by a) the excess of the closing price of a Linde plc Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange on the last stock exchange trading day prior to the exercise over the Exercise Price and b) the applicable tax rate as determined by Linde plc.

§ 14 Liability and Risks

(1)

Linde plc does not bear or take any responsibility whatsoever for general market developments or the market price of Linde plc Shares. For this reason, there is in particular no guarantee that an Option Beneficiary will obtain any economic benefit from the grant or exercise of Option Rights, or the grant, vesting or settlement of Restricted Share Units, or the delivery of Linde plc Shares or be in a position to make a profit on the sale of Linde plc Shares. The acceptance and exercise of Option Rights, the acceptance of Restricted Share Units, as well as the acquisition of Self-financed Investment Shares as a precondition to participation in the LTIP 2018 (from Band 5 and higher of Linde AG Group on the issue date of the respective Linde AG LTIP Tranche) or, on a voluntary basis, as a precondition to the vesting of Restricted Share Units (Band 4 of Linde AG Group on the issue date of the respective Linde AG LTIP Tranche) are therefore carried out solely at the individual Option Beneficiary’s risk. The Option Beneficiary in particular bears the price risk and the risk of losing his/her self-financed investment relating to Self-financed Investment Shares.

(2)

Linde plc also does not bear or take any responsibility whatsoever for the legal treatment of taxes and charges, especially that taxes and charges to be retained or taxes and charges to be paid by the Option Beneficiary only accrue based on the difference between the Exercise Price and the current stock exchange price when Option Rights are exercised or to the market price of Linde plc Shares when Restricted Share Units are settled or to an actually generated profit from a sale or another specific amount when Linde plc Shares are delivered. It is recommended that Option Beneficiaries consult a tax expert. The respective Option Beneficiary shall bear the cost of such tax consultation.

(3)

In case of a submission by fax, Linde plc may determine the authenticity of orders only via the incoming fax order since the original is not available for review. In principle, Linde plc cannot verify just by receiving the fax whether an order was falsified or not (e.g., by affixing a signature from another document). The Option Beneficiary authorizes Linde plc hereby to carry out fax orders received by it provided that these, on their face, carry the signature of the Option Beneficiary. Linde plc does not bear or take any responsibility or liability whatsoever for the availability, functioning, stability or reliability of the telecommunication network or for timely and complete transmission.

(4)

The technical and organizational measures carried out by Linde plc in order to ensure the functioning of the website and the security of data are in line with up to date customary standards. The availability, functioning, stability and reliability of the website may, from time to time, be subject to disturbance and dysfunction. Linde plc does not bear or take any responsibility or liability whatsoever for the availability, functioning, stability and reliability of the telecommunication network, any internet provider or third party network elements, or for access to Linde plc’s website or timely and complete transmission. Linde plc further bears and takes no responsibility whatsoever for defects or flaws in the hard- and software used for the website, including those of service providers, provided that this does not apply in case of intent or gross negligence. Linde plc reserves the right to interrupt or close down the website without any announcement, e.g., due to safety reasons following unauthorized third party impact.

(5)

Linde plc’s liability shall be limited to willful misconduct and gross negligence provided that this does not relate to those main obligations which are essential for the fulfillment of these Plan Conditions (Kardinalpflichten).

§ 15 Personal Data

(1)

Due to the Option Beneficiary’s participation in the LTIP 2018 and to the extent necessary for the performance of the Plan Conditions, Linde plc, his/her employer, any member of the Linde plc Group, the Option Office and other third parties, in particular service providers commissioned by Linde plc or a member of the Linde plc Group, process personal data (such as name, address, contact details, account details, number and status of Option Rights and Restricted Share Units) of the Option Beneficiary in relation to the grant of Option Rights and Restricted Share Units and the administration and implementation of the LTIP 2018 on the legal basis of Art. 6 (1) sentence 1 subsec. b of the Regulation (EU) 2016/679 (General Data Protection Regulation).

(2)

The Option Beneficiary is responsible for keeping his/her personal data that is available to Linde plc, and/or the member of the Linde plc Group he/she is (or was last) employed with, up to date at any time.

(3)

In case of doubt, Linde plc or the member of the Linde plc Group the Option Beneficiary is (or was last) employed with is entitled to verify the Option Beneficiary’s identity (including with the help of external service providers commissioned by Linde plc or the member of the Linde plc Group) and/or request adequate evidence to the extent necessary for the performance of the Plan Conditions.

§ 16 Concluding Provisions

(1)

The Option Beneficiary is obliged to comply with all legal obligations, in particular the prohibition on insider trading and any insider trading guidelines adopted by Linde plc as well as any applicable obligations to report directors’ dealings at all times, in particular, if and when applicable, upon the grant of Option Rights and Restricted Share Units, the exercise or settlement of any Option Rights or Restricted Share Units and/or in the case of a transaction in Linde plc Shares, which are acquired due to Option Rights or Restricted Share Units or which are (to be) held as Self-financed Investment Shares.

(2)

The delivery of Linde plc Shares and any payments, including, but not limited to Cash Compensation under these Plan Conditions is not part of an Option Beneficiary’s contract of employment or of his remuneration under the employment agreement and will not form part of an Option Beneficiary’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, health insurance or other similar benefit, whether existing or subsequently introduced.

(3)

In addition to or in deviation from the Plan Conditions, certain specific provisions may apply to Option Beneficiaries resident or otherwise subject to taxation in certain jurisdictions at the Issue Date or upon exercise of the Option Rights. The provisions contained in the Annex to these Plan Conditions are an integral part of these Plan Conditions.

(4)	The Option Rights, the Restricted Share Units and these Plan Conditions are subject to the laws of Germany, excluding the conflict of law rules.

(5)

In case the Option Beneficiary does not have a place of general jurisdiction in Germany, the jurisdiction for all legal conflicts arising out of matters provided for in these Plan Conditions is Munich, Germany.

(6)

Should one of the provisions of these Plan Conditions be or become ineffective or unenforceable either in whole or in part, the remaining provisions shall remain unaffected. As far as legally possible, a provision shall replace an ineffective or unenforceable provision if it respects the sense and purpose of these Plan Conditions at the time the Option Rights or Restricted Share Units are granted. Should a legal gap arise as a result of ineffectiveness or unenforceability or should these Plan Conditions prove to be incomplete for any other reason, the legal gap is to be rectified by means of a supplementary contractual interpretation corresponding to the sense and purpose of these Plan Conditions, by taking into account the legitimate interests of the parties concerned.

ANNEX to the Linde plc Group Plan Conditions for the LTIP 2018

NOTE: In addition to or in deviation from the Plan Conditions, certain specific provisions may apply to Option Beneficiaries resident in certain jurisdictions at the Issue Date. This Annex describes such provisions.

Please note that the below descriptions may not be comprehensive and they may not apply and/or other provisions may apply at the time Option Rights become exercisable and Restricted Share Units are settled.

For All Jurisdictions, the following applies:

Offer Strictly Private

The offer to acquire Option Rights and the granting of Restricted Share Units is addressed only to directors, officers and employees of companies belonging to the Linde plc Group.

Accordingly, the Option Rights are issued, and the Restricted Share Units are granted, to the Option Beneficiaries on a strictly private and personal basis. This means that the Option Rights and the Restricted Share Units are offered to those individual Option Beneficiaries only who are the addressees of an Award Letter. No other person is the addressee of an Award Letter and thus of the offer made thereby and the offer may not be taken up by any other person. The addressee is not allowed to transfer the right to accept the offer to any other person.

No Copying or Distribution

Also, you must not copy or distribute an Award Letter or the Plan Conditions nor any other document or information given in relation to the LTIP 2018.

No Review of Documents by Securities or Regulatory Authority

Neither the contents of the Award Letter nor the contents of the Plan Conditions or the additional information (in particular any brochure) have been reviewed by any Securities or Regulatory Authority in any jurisdiction. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.

For specific Jurisdictions, the following applies in addition to the above:

Australia

Risks of receiving and holding Option Rights, Restricted Share Units and Linde plc Shares

Every investment involves an element of risk and employees should be aware that there are risks associated with participation in the LTIP 2018 and acquiring and holding Option Rights, Restricted Share Units and Linde plc Shares.

Your Option Rights and Restricted Share Units (if applicable) are subject to Waiting Periods, Lock-up Periods and Dealing Restrictions under the LTIP 2018. You also cannot deal with any Linde plc Shares you receive upon vesting and exercise of your Option Rights and/or Restricted Share Units and you are obliged to comply with all legal obligations, in particular the prohibition on insider trading and any insider trading guidelines adopted by Linde plc.

Your Option Rights and Restricted Share Units (if applicable) and therefore your rights to the associated Linde plc Shares, generally depend on your continued employment with the Linde plc group. If your employment with the Linde plc group ceases before the expiry of the Waiting Period, your Option Rights and Restricted Share Units (if applicable) will lapse in certain circumstances. Further, if your employment with the Linde plc group ceases during the Exercise Period, any vested Option Rights and Restricted Share Units (if applicable) that have not yet been exercised may also lapse in certain circumstances.

The Option Ratio, the Exercise Price of Option Rights and/or the number of Linde plc Shares to be held as Self-financed Investment Shares may be adjusted if there is any reorganisation of Linde plc’s capital (such as a variation or reduction in the share capital of Linde plc or a demerger, delisting, special dividend or other similar event).

Your Option Rights and Restricted Share Units (if applicable) will be granted for no consideration but the Option Rights will be exercisable into Linde plc Shares at the Exercise Price. The Exercise Price may exceed the market price of Linde plc Shares for part or all of the Exercise Period.

The grant or allocation of Option Rights and Restricted Share Units may have individual tax consequences.

The value of your Option Rights and Restricted Share Units (if applicable) and Linde plc Shares is related to the market price of Linde plc Shares at the relevant time. Linde plc is subject to business risks and uncertainties that could impact on its performance, and consequently affect the market price of its shares, and therefore your Option Rights and Restricted Share Units (if applicable) and/or Linde plc Shares. The market price of Linde plc Shares may also be affected by other factors such as the performance of the economy generally and overall financial market conditions. If the earnings of Linde plc fall, dividends on Linde plc received by you following vesting or exercise of Option Rights and Restricted Share Units (if applicable) may not occur as expected, affecting the value of those Linde plc Shares.

Exchange rates can also vary which may impact on the value of Linde plc Shares you acquire under the LTIP 2018 when converted to Australian dollars.

Exchange rates

The price at which Linde plc Shares may be acquired following the exercise of the Option Rights is EUR
1.67 per share, which corresponds to 2.69 Australian dollars as per 23 October 2018.

Linde plc will provide you upon your request at any time in the period starting one week before and extending through the entire Exercise Period as soon as reasonably possible with:

a) the current market price of the Linde plc Shares as well as the Australian dollar equivalent thereof at such time; and

b) the price at which Linde plc Shares are acquired following the exercise of the Option Rights as well as the Australian dollar equivalent thereof at such time.

Neither the content of the Award Letter nor of the Plan Conditions or any other document related thereto constitutes financial product advice provided by Linde plc. Any advice given in relation to the Option Rights or Restricted Share Units offered under the LTIP 2018 does not take into account an Option Beneficiary’s objectives, financial situation and needs and Option Beneficiary should consider obtaining their own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

Brazil

Option Beneficiaries resident in Brazil who are officers or directors of a Linde plc Group entity in Brazil are requested to check with their local bank any formal requirements for the remittance of funds to Linde plc at the time of exercise of the Option Rights.

Option Beneficiaries resident in Brazil may not be allowed at the time of the exercise of the Option Rights to remit any funds to Linde plc to the extent such funds shall cover any deposit fees, securities account fees, wire transfer fees or the like. Accordingly, Option Beneficiaries may well be advised to instruct the Option Office at the time of the exercise of the Option Rights to sell shares and have the Option Office deduct from the proceeds any fees which the Option Beneficiary may have to bear.

A report to the Central Bank of Brazil is necessary if the self-financed investment, the Linde plc Shares received in connection with settlement of Restricted Share Units or the Linde plc Shares received after exercising the Option Rights amounts on its own or in total to at least USD 100,000 in one calendar year.

Quebec/Canada

The Option Beneficiaries acknowledge having specifically requested that this LTIP 2018 as well as all other documents relating thereto be drawn up in the English language only.

Les détenteurs d’options reconnaissent avoir spécifiquement exigé que ce LTIP 2018 de même que tous les documents s’y rattachant soient rédigés en langue anglaise uniquement.

China	The State Administration of Foreign Exchange (SAFE) requires that after termination of the employment contract (termination by the employee or a member of the Linde plc Group, retirement, occupational disability or death) the employees have to liquidate their portfolio within 6 months after termination. This concerns the Self-financed Investment Shares as well as Linde plc Shares received in connection with settlement of Restricted Share Units. All Option Rights that have not yet been exercised or could not be exercised, will lapse 6 months after the termination of the employment contract without replacement or compensation, unless otherwise agreed to by Linde plc and the relevant Option Beneficiary.

India

Option Beneficiaries may have to make remittance of (i) the price of EUR 1.67 per Linde plc Share upon exercise of Option Rights; and/or (ii) the acquisition price for acquiring the Self-financed Investment Shares. For subscription/purchase of Linde plc Shares as stated in point (i) and (ii) above, Option Beneficiaries in India are required to make remittance through an authorized dealer bank (“ADB”). This requires that the Option Beneficiaries must open a bank account with a designated branch of an ADB.

For the purpose of such remittance, the Option Beneficiaries must furnish form A2 with the ADB. The form A2 is available from the Option Beneficiary’s ADB. The Option Beneficiaries are responsible for opening the account with the ADB and for making the remittance for share purchase and payment of the purchase price within the applicable deadline.

Exchange control regulations may also require that Option Beneficiaries repatriate to the bank account in
India any proceeds on the sale of the Linde plc Shares immediately upon receipt and in any event no later than 90 days from the date of sale. It is the Option Beneficiary’s duty to comply with all legal and regulatory requirements that may be applicable at the time of sale of the shares.

Each Option Beneficiary can only remit up to USD 250,000 per financial year in total.

Option Beneficiaries resident in India at the time of exercise of Option Rights are advised to consult their local employer.

New Zealand	Option Beneficiaries have to pay for every Linde plc Share received in respect of a Restricted Share Unit upon settlement a consideration of 1 cent.

UK	By accepting the Option Rights and Restricted Share Units, each Option Beneficiary who is required to acquire Self-financed Investment Shares pursuant to § 2 para. (2) or (3) irrevocably agrees to enter into a joint election in respect of such Self-financed Investment Shares under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003, if required to do so by Linde plc, the Committee or his/her employer or former employer, before or within 14 days of acquiring such Self-financed Investment Shares.

USA

This section of the Annex to the Linde plc Group Plan Conditions for the LTIP 2018 (“USA Annex”) applies to Option Rights and Restricted Share Units held by Option Beneficiaries who are subject to U.S. taxation on all or any part of their Option Rights and/or Restricted Share Units. Option Rights and Restricted Share Units subject to this USA Annex are intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations thereunder (“Section 409A”). In the event of any conflict, this USA Annex takes precedence over any other section of the LTIP 2018 Plan Conditions, any Award Letters and any other applicable terms.

Option Rights and Restricted Share Units are intended to become payable upon the earlier of (i) a fixed time in accordance with U.S. Treasury Regulation § 1.409A-3(a)(4) or (ii) a “change in ownership”, “change in effective control”, or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A (a “Section 409A Change in Control”) in accordance with U.S. Treasury Regulation § 1.409A-3(a)(5). Accordingly, to the extent outstanding upon the expiration of the Waiting Period, Option Rights shall be deemed exercised, and Restricted Share Units shall be settled, immediately upon the expiration of the Waiting Period. Any shares received shall be credited to the Option Beneficiary’s LTIP 2018 Securities Account, and any cash compensation with respect thereto shall be paid, within 10 Banking Days of the expiration of the Waiting Period.

Where § 8 para. 2, 3 or 4 apply, to the extent that Option Rights or Restricted Share Units remain outstanding, they will not be deemed exercised or payable until the expiration of the Waiting Period. Any shares received shall be credited to the LTIP 2018 Securities Account, and any cash compensation with respect thereto shall be paid, within 10 Banking Days of the expiration of the Waiting Period. Notwithstanding the foregoing, where § 8 para. 3 a) applies, any Heirs’ Compensation which becomes payable shall be paid no later than the later of (i) December 31 of the year in which the Waiting Period expires or (ii) the 60th day following the day on which the Waiting Period expires.

Notwithstanding any provision of the LTIP 2018 Plan Conditions or any provision of this USA Annex to the contrary, if a transaction or event described in § 6 para. 6 constitutes a Section 409A Change in Control, all then outstanding Option Rights and Restricted Share Units that are subject to this USA Annex will automatically terminate upon the effective time of such Section 409A Change in Control, and the cash compensation with respect thereto described in § 6 para. 6 shall be paid to the Beneficiary within 10 Banking Days of such Section 409A Change in Control.

If a transaction or event described in § 6 para. 6 does not constitute a Section 409A Change in Control, then to the extent that Linde plc terminates outstanding Option Rights or Restricted Share Units or otherwise accelerates the vesting or exercisability of Option Rights or Restricted Share Units, in each case, in accordance with § 6 para. 6 in connection with such transaction or event, any consideration in respect of Option Rights or Restricted Share Units pursuant to § 6 para. 6 shall become non-forfeitable at the time of the Change in Control, but it will not be paid to the Option Beneficiary prior to the expiration of the Waiting Period or such earlier time (if any) as may be paid in compliance with Section 409A. Any such consideration shall be provided to the Option Beneficiary not later than 10 Banking Days after the expiration of the Waiting Period.

GLOSSARY

The following provides a short, but not comprehensive, overview of the defined terms used in these Plan Conditions. Such description needs to be read in connection with the respective provision of the Plan Conditions referenced below; only the definition given in the respective section of the Plan Conditions shall be decisive.

Term	Meaning

Account Bank	The Bank nominated and engaged by Linde plc for the purpose of administration of the LTIP 2018, § 2 para. 1.

Active Linde AG LTIP Rights	The Linde AG LTIP Rights granted in 2015, 2016 and 2017, Preamble para. 3.

Award Letter	Individual award letter issued by Linde plc, Preamble para. 5.

Banking Day	Any day, other than Saturday and Sunday, on which banks are open for general business in Frankfurt am Main, Germany, § 7 para. 2.

BCA	The underlying business combination agreement (as amended from time to time) of the all-stock merger of equals transaction between, inter alia, Linde AG and Praxair to come together under Linde plc, Preamble para. 1.

Board	The Linde plc Board of Directors, Preamble para. 7.

Cash Compensation Change in Control

Cash payment per Linde plc Share by Linde plc in the amount equal to the excess of (i) the closing price of a Linde plc Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange on the Exercise Date (as defined in § 9 para. 4) over (ii) the Exercise Price, § 4 para. 2 b).

Any of the following transactions or events:

(1)   Acquisition of 20% of Linde plc Voting Power

Any person (either alone or together with any person acting in concert (within the meaning of the Irish Takeover Rules) with such person) acquires, directly or indirectly, securities of Linde plc that confer, in the aggregate, twenty percent (20%) or more of the voting rights in Linde plc;

(2)   A General Offer

Any person (either alone or together with any person acting in concert (within the meaning of the Irish Takeover Rules) with such person):

a)  obtains Control of Linde plc as a result of making a general offer to acquire the whole of Linde plc’s issued share capital (other than Linde plc Shares held or contracted to be acquired by such person or persons acting in concert (within the meaning of the Irish Takeover Rules) with such person); or

b)  already having Control of Linde plc, makes an offer to acquire all of the Linde plc Shares (other than Linde plc Shares held or contracted to be acquired by such person or persons acting in concert (within the meaning of the Irish Takeover Rules) with such person);

and such offer becomes or is declared wholly unconditional.

(3)   A Scheme of Arrangement or Merger

A compromise or arrangement in accordance with section 450 of Chapter 1, Part 9 of the Irish Companies Act 2014, as amended or replaced from time to time for the purposes of a change of Control of Linde plc or any merger, takeover or amalgamation with any other company or companies, resulting in a change of Control of Linde plc, is sanctioned by the High Court of Ireland or a merger is consummated in accordance with the provisions of any laws governing Linde plc, resulting in a change of Control of Linde plc.

(4)   Winding-up

The passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of Linde plc;

(5)   Asset Sale

The sale or disposition of all or substantially all of Linde plc’s assets;

but excluding, in the case of (2), (3) and (5) above, any such transaction or event pursuant to which the holders of Linde plc Shares immediately prior to such transaction or event hold, directly or indirectly, after such transaction or event, securities that confer, in the aggregate, more than fifty percent (50%) of the voting rights in the entity that acquires, in the case of a general offer described in (2) above or a scheme or arrangement or merger described in (3) above, Control of Linde plc or in the case of an asset sale described in (5) above, all or substantially all of Linde plc’s assets.

Committee	The compensation committee established by the Linde plc Board Of Directors, which shall be composed of two or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of any competent exchange on which Linde plc Shares are listed or quoted and Rule 16b-3 under the Exchange Act, as amended, and any other applicable laws or rules, the compensation committee shall be composed of two or more directors, all of whom shall be independent directors and all of whom shall meet the independence requirements of any competent exchange on which Linde plc Shares are listed or quoted, Preamble para. 7.

Closing Time	October 31, 2018, provided that solely in the case of Option Beneficiaries who were members of Linde AG’s Executive Board as of October 31, 2018, Closing Time as used in the LTIP 2018 means the time of the effectiveness of the Post-Closing Reorganization, as defined in the BCA, Preamble para. 2.

Control	The meaning given by section 432 of the Irish Taxes Consolidation Act 1997, as amended or replaced from time to time.

Dealing Restrictions	Insider trading restrictions imposed by mandatory law or the rules of any stock exchange or by Linde plc, from time to time, § 2 para. 9.

Elapsed Months	The elapsed months consist of the number of months commencing with the first full calendar month after the date on which Tranches 2015, 2016 and 2017 were granted, respectively, up to and including the full calendar month of the Issue Date, § 7 para. 1.

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended, Preamble para. 7.

Exchange Offer	The voluntary public takeover offer by Linde plc as of August 15, 2017 in the form of an exchange offer to acquire all ordinary bearer shares without par value (auf den Inhaber lautende Stückaktien ohne Nennbetrag) of Linde AG with the ISIN DE 0006483001 to the shareholders of Linde AG, which was accepted by more than 92 % of the outstanding shares, Preamble para. 2.

Exercise and Hold	Exercising the Option Rights in order to acquire and transfer the Linde plc Shares into the LTIP 2018 Securities Account, § 9 para. 3 a.

Exercise and Sell	Exercising the Option Rights with the instruction to the Option Office to sell all Linde plc Shares on behalf of the Option Beneficiary on the stock exchange without limit at the best possible price, § 9 para. 3 b.

Exercise and Sell to Cover	Exercising the Option Rights with the instruction to the Option Office to sell as many Linde plc Shares on behalf of the Option Beneficiary on the stock exchange without limit at the best possible price as necessary to cover (i) the

Exercise Price for all Linde plc Shares, (ii) all charges and costs arising from, or becoming payable due to, the exercising of the Option Rights or this instruction, and (iii) the advance payment on taxes and other charges (as described in § 9 para. 4) and to transfer the remaining Linde plc Shares into the LTIP 2018 Securities Account, § 9 para. 3 c.

Exercise Date	The Banking Day on which the following conditions have been fulfilled by 11:00 am (Frankfurt am Main, Germany, local time): the Exercise Notice has been received by the Option Office and only with respect to the alternative “Exercise and Hold” (as described in § 9 para. 3), an amount designated on the website for the LTIP 2018 comprising (i) the Exercise Price for all Linde plc Shares to be acquired by the Option Beneficiary, unless Linde plc decided to choose the exercise alternative pursuant to § 4 para. 2 a), (ii) all costs and charges which become payable upon exercise of the Option Rights, and (iii) the advance payment on taxes and other charges (as described in § 13 para. 5), if applicable in the respective country, has been paid to Linde plc, § 9 para. 4.

Exercise Notice	An electronic exercise notice by the Option Beneficiary using the pre-printed forms available on the website for the LTIP 2018 or otherwise made available to the Option Beneficiaries, § 9 para. 2.

Exercise Period	The period of twelve months after the end of the respective Waiting Period, § 7 para. 2.

Exercise Price	EUR 1.67, § 4 para. 1.

Exercise Times	The periods between the Lock-up Periods during which the Option Beneficiary may exercise the Option Rights, § 7 para. 2.

Heirs’ Compensation	Cash Compensation for the Option Rights which have lapsed in accordance with § 8 para. 3 granted by Linde plc in the event of the Option Beneficiary’s death to the person(s) entitled to exercise the deceased Option Beneficiary’s property rights, § 8 para. 3.

Investment Period	The period of four months following the Issue Date, § 2 para. 2.

Irish Takeover Rules	The Irish Takeover Panel Act, 1997, Takeover Rules, 2013, as amended or replaced from time to time.

Issue Date	The date specified in the Option Beneficiary’s Award Letter, § 3 para. 3.

Linde AG	Linde Aktiengesellschaft, with its registered office in Munich, registered with the commercial register (Handelsregister) of the local court of Munich under registration number HRB 169850, and its legal successor, if any, Preamble para. 1.

Linde AG Group	Linde AG together with its subsidiaries and affiliated companies, Preamble para. 1.

Linde AG LTIP	The Linde Long Term Incentive Plan (2012) authorized at the annual general meeting of Linde AG on May 4, 2012 as implemented from time to time, Preamble para. 3.

Linde AG LTIP Rights	Linde AG Option Rights and Linde AG Matching Share Rights granted by Linde AG under the Linde AG LTIP to the members of the Executive Board (Vorstand) of Linde AG as well as to members of management bodies of its affiliated companies in Germany and abroad and to selected executives of Linde AG and its affiliated companies in Germany and abroad, Preamble para. 3.

Linde AG LTIP Tranches	Tranche 2015, Tranche 2016 and Tranche 2017, Preamble para. 3.

Linde AG Matching Share Rights	Matching share rights granted by Linde AG under the Linde AG LTIP to the members of the Executive Board (Vorstand) of Linde AG as well as to members of management bodies of its affiliated companies in Germany and abroad and to selected executives of Linde AG and its affiliated companies in Germany and abroad, Preamble para. 3.

Linde AG Option Rights	Option rights granted by Linde AG under the Linde AG LTIP to the members of the Executive Board (Vorstand) of Linde AG as well as to members of management bodies of its affiliated companies in Germany and abroad and to selected executives of Linde AG and its affiliated companies in Germany and abroad, Preamble para. 3.

Linde plc	Linde Public Limited Company, registered under the laws of Ireland and with its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland and principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, Preamble para. 1.

Linde plc Group	Linde plc together with its subsidiaries and affiliated companies from time to time, Preamble para. 1.

Linde plc Shares	Ordinary shares in Linde plc, nominal value of €0.001 per share, Preamble para. 5.

Lock-up Periods	Three weeks before and until one day after the publication of quarterly results or results for the first six months, the last two weeks before the end of a financial year until one day after the publication of the results of the respective financial year, the period starting 14 weeks before until the third Banking Day after the annual general meeting of Linde plc and such other lock-up period(s) determined by Linde plc from time to time, § 7 para. 2.

LTIP 2018	Long Term Incentive Plan 2018 of Linde plc.

LTIP 2018 Clearing Account	Clearing account relating to the LTIP 2018 Securities Account opened and maintained during the term of the LTIP 2018 by the Account Bank for the Option Beneficiaries, § 2 para. 1.

LTIP 2018 Securities Account	Separate securities account of the Option Beneficiary with an account bank or other entity nominated and engaged by Linde plc for the purpose of administration of the LTIP 2018, § 2 para. 1.

Option Beneficiary	Those persons who, immediately prior to the Closing Time, held any Active Linde AG LTIP Rights and who, as of the relevant Issue Date a) are in service or employment with a member of Linde AG Group, b) have not given or received notice of termination of such service or employment, and c) have received an Award Letter, § 1 para. 1.

Option Office	An employee of Linde plc or a member of the Linde plc Group, a credit institute, a specialist share/option plan administrator or an accounting firm appointed by Linde plc. For the purposes of these Plan Conditions the Option Office acts exclusively for the Option Beneficiary in exercising such Option Beneficiary’s Option Rights, § 10.

Option Ratio	Each Option Right entitles the Option Beneficiary to subscribe for one share of Linde plc, § 4 para. 1.

Option Rights	Replacement option rights granted by Linde plc to an Option Beneficiary which confer the right to subscribe for Linde plc Shares as set forth in these Plan Conditions, § 3 para. 1.

Praxair	Praxair, Inc., a Delaware corporation, Preamble para.1.

Restricted Share Units	Replacement restricted share units granted by Linde plc, that represent an unfunded and unsecured promise to deliver Linde plc Shares to certain Option Beneficiaries, § 5 para. 1.

Self-financed Investment Share	The respective number of Linde plc Shares the Option Beneficiaries acquired as self-financed investment, § 2 para. 2.

Tranche 2015	Linde AG LTIP Rights granted in 2015, Preamble para. 3.

Tranche 2016	Linde AG LTIP Rights granted in 2016, Preamble para. 3.

Tranche 2017	Linde AG LTIP Rights granted in 2017, Preamble para. 3.

Waiting Period	The period of forty-eight months after the Issue Date less the respective Elapsed Months, § 7 para. 1.

Withholding of Income Tax	In case Option Beneficiaries are obliged to pay taxes in Germany, the income tax and any other taxes and compulsory social security contributions on the non-cash benefit obtained by the Option Beneficiary from the granting or exercising of Option Rights and the delivery of Linde plc Shares will be retained from the payments to the Option Beneficiary in accordance with legal provisions applicable from time to time, § 13 para. 2.